EXHIBIT 23.5
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The Board of Directors
JLW Property Consultants Pte Ltd
9 Raffles Place
#39-00 Republic Plaza
Singapore 048619




Dear Sirs

JLW Property Consultants Pte Ltd & Its Subsidiary Companies
Years Ended 31 December 1996 and 31 December 1997
Independent Auditors' Report


We consent to the incorporation by reference in the Registration Statement (No. 333-42193) on Form S-8 of LaSalle Partners Incorporated of our report dated 12 March 1998 with respect to consolidated financial statements of JLW Property Consultants Pte Ltd and its subsidiary companies as of 31 December 1997 and 31 December 1996 and the related profit and loss accounts and cash flow statement for each of the three-year period ended 31 December 1997, which report appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated 22 October 1998.



Yours truly


/S/ COOPERS & LYBRAND
Certified Public Accountants


Singapore, 7 December 1998